Exhibit 5.1

Of Counsel Silverman Shin & Byrne PLLC	RICHARD FEINER ATTORNEY AT LAW 88 Pine Street 22nd Floor New York, New York 10005 (212) 779-8600 Fax: (917) 720-0863 E-Mail RFeiner@Silverfirm.com

June 27, 2016

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey 07647

Re:	Elite Pharmaceuticals, Inc., Form S-3 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Elite Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 63,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), by the Company, to be resold by Lincoln Park Fund, LLC, as listed in the Registration Statement under “Selling Shareholder.” I understand that the Shares are to be offered and sold in the manner described in the Registration Statement pursuant to a Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC dated April 10, 2014 (the “Purchase Agreement”).

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinions set forth below. In my examination, I have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to me as originals; (d) the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records I have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by me. As to any facts material to the opinions expressed herein, which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.           The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurance that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

B.           I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C.           I do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Nevada Revised Code. I am not a member of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the Nevada Revised Code, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose without my express written permission.

Very truly yours,

/s/ Richard Feiner

Richard Feiner, Esq.